Exhibit 99.1
From: Dennis Edmonds
To: Narrowstep Board of Directors
Subject: Resignation

Gentlemen

It is with regret that I hereby, with immediate effect, resign from the Board of Narrowstep.

As you will know, I have been a director of Narrowstep for several years and have helped, I hope, to steer the company through some very difficult times. Over the last year I have felt that my ability to contribute has become less and less. Tomorrow’s Board meeting is a case in point. Despite meetings being set up a year in advance, the dates frequently change at the last minute. Despite numerous requests, no information is circulated to Directors in advance to enable them to prepare for meetings, and meetings are typically used simply as a forum for the presentation of David’s “latest revelation”. No critical reviews and strategic discussions can take place because nobody has been furnished with any independent information on which any such discussion could take place.

 During the time when I felt that I had a useful role to play, Board meetings took place as scheduled, there was a proper Board Pack circulated prior to each meeting, and new strategies were rigorously and properly debated. Since Steve Beaumont’s departure this is no longer the case. Also since Steve’s departure, the share price, which had been steadily rising, has now fallen to less than one tenth of where it was at the time Steve left. Clearly, it is a strong possibility that this state of affairs is due to serious inadequacies on the part of management, but I am unable to help to identify where they are (due to lack of appropriate information), and accordingly no longer feel that I can contribute anything useful. In the UK, failure and apparent unwillingness to keep the Board informed are both illegal and unconstitutional.

I wish you all the best for the future.

Yours faithfully

Dennis Edmonds